Exhibit 3.5

CERTIFICATE OF CONVERSION
OF
USA COMPRESSION PARTNERS, LP
INTO
USA COMPRESSION PARTNERS, LLC

This Certificate of Conversion (this “Certificate”) of USA Compression Partners, LP, a Texas limited partnership (the “Converting Entity”), into USA Compression Partners, LLC, a Delaware limited liability company (the “the Converted Entity”), is being executed and filed by the undersigned authorized person of Converted Entity for the purpose of effecting the conversion of Converting Entity from a Texas limited partnership to a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (the “DLLCA”) and Section 2.15 of the Texas Revised Limited Partnership Act.

1.                                      The other entity (within the meaning of Section 18-214(a) of the DLLCA) was created, incorporated, formed or otherwise came into being on July 10, 1998, in the state of Texas, as a Texas limited partnership, which jurisdiction is also its jurisdiction immediately prior to conversion to a Delaware limited liability company.

2.                                      The name of the other entity immediately prior to the filing of this Certificate is “USA Compression Partners, LP”.

3.                                      The name of the limited liability company as set forth in its Certificate of Formation filed in accordance with Section 18-214(b) of the DLLCA is “USA Compression Partners, LLC”.

4.                                      This Certificate shall be effective upon the filing of both this Certificate and the certificate of formation referenced in paragraph 3.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned authorized person of USA Compression Partners, LLC has executed this Certificate of Conversion as of this 3rd day of October, 2008.

USA COMPRESSION PARTNERS, LP

By:	USACP Management GP, LLC, its managing general partner

	By:	/s/ Eric D. Long
	Name:	Eric D. Long
	Title:	Authorized Manager